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Exhibit 12. Ratio of Earnings to Fixed Charges
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(Dollars in Thousands)
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

                                                   Six Months     Year          Year         Year           Year           Year
                                                     Ended        Ended         Ended        Ended          Ended          Ended
                                                    June 30    December 31   December 31   December 31    December 31   December 31
                                                      2002         2001          2000         1999           1998          1997
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

Income before taxes                                $ 103,142   $ 808,855    $  911,225    $1,257,141      $ 2,341,426   $ 1,294,152

Fixed charges:
     Interest expense                                 19,281     138,630       339,016       477,810        1,056,419       595,818
     Amortization of debt discount and
       appropriate issuance costs                        675       2,036         2,962         3,306            3,128         3,713
                                                   --------------------------------------------------------------------------------
        Total fixed charges                           19,956     140,666       341,978       481,116        1,059,547       599,531

Earnings before fixed charges                      $ 123,098   $ 949,521    $1,253,203    $1,738,257      $ 3,400,973   $ 1,893,683
                                                   ================================================================================

Fixed charges                                      $  19,956   $ 140,666    $  341,978    $  481,116      $ 1,059,547     $ 599,531
                                                   ================================================================================

Ratio of Earnings to Fixed Charges                      6.17        6.75          3.66          3.61             3.21          3.16
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